Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-133972 on Form N-14 of our report dated November 25, 2005, relating to the financial statements and financial highlights of BlackRock Pennsylvania Tax-Free Income Portfolio [one of the portfolios constituting the BlackRock Funds] (the "Fund"), appearing in the Annual Report on Form N-CSR of the Fund for the year ended September 30, 2005, and to the references to us under the captions "Other Service Providers" in the Combined Prospectus/Proxy Statement and "Financial Statements" in the Statement of Additional Information, which are parts of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
June 13, 2006